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                                                                    Exhibit 99.1


OWENS-ILLINOIS COMPLETES SALE OF HARBOR CAPITAL ADVISORS

    Toledo, Ohio, June 8, 2001 -- Owens-Illinois, Inc., (NYSE: OI) today announced that it has completed the previously announced sale of its Harbor Capital Advisors business to Robeco Groep N.V. Harbor Capital Advisors is the adviser to the Harbor Fund family of mutual funds and the adviser to the pension funds of several companies, including Owens-Illinois.

    As announced previously, total consideration for the sale is $490 million. Excluding fees, expenses, and escrowed amounts to cover certain contingencies, approximately $455 million was received at closing. Owens-Illinois will use those cash proceeds to reduce the principal amount of its $1.5 billion senior secured term loan, which has a maturity date of March 31, 2004.

    Joseph H. Lemieux, Owens-Illinois chairman and chief executive officer, said, "This transaction will enable us to maintain our long-standing focus on our core businesses in glass and plastics packaging. At the same time, we will have a significant ongoing relationship with Harbor Capital Advisors."

    Based in the Netherlands, Robeco Groep is one of the world's largest third-party asset managers. As a unit of Robeco, Harbor Capital Advisors will maintain its previous responsibilities with respect to the Harbor Fund and also will continue to have responsibility for advising the pension funds of Owens-Illinois and others.

    Harbor Capital Advisors was formed in 1983 as a wholly owned subsidiary of Owens-Illinois. It oversees assets of approximately $17 billion, which includes approximately $14 billion under management in the Harbor Funds. Harbor Fund began offering shares to the public in 1986. It has grown from a single domestic equity fund to a comprehensive family of 12 funds with more than 120,000 accounts.

Forward looking Statements
    This news release may contain "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements reflect the Company's best assessment at the time, and thus involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors such as those described in the Company's March 31, 2001 Form 10-Q filed with the Securities and Exchange Commission. Forward looking statements are not a guarantee of future performance, and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company's results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

Owens-Illinois Profile
    Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia, New Zealand, and China, and one of the largest in Europe. O-I also is a worldwide manufacturer of plastics packaging, with operations in North America, South America, Australia, Europe, and Asia. Plastics packaging products manufactured by O-I include containers, closures, and prescription containers.


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CONTACT:  OWENS-ILLINOIS, John Hoff, 419-247-1203

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com or at www.prnewswire.com. To contact Owens-Illinois investor relations, dial 419-247-2400.